As filed with the Securities and Exchange Commission on December 14, 2006
Registration No. 333-107022

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
RENT-WAY, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1407782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
5700 Tennyson Parkway
Suite 100
Plano, Texas 75024
(Address of Principal Executive Offices) (Zip Code)
CT Corporation Systems
1515 Market Street
Suite 1210
Philadelphia, Pennsylvania 19102
(800) 321-9415
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)
Copies of all communications, including all communications sent to the agent for service, should be sent to:
Thomas W. Hughes, Esq.
James R. Griffin, Esq.
Fulbright & Jaworski L.L.P.
2200 Ross Avenue Suite 2800
Dallas, Texas 75201
Telephone: (214) 855-8000
Facsimile: (214) 855-8200

REMOVAL OF SHARES FROM REGISTRATION
     This Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-3 (Registration No. 333-107022) which was filed on July 14, 2003, as amended by that certain Pre-Effective Amendment No. 1 which was filed on July 29, 2003 to register 3,275,000 shares of the common stock of Rent-Way, Inc. (the “Company”). All of the selling shareholders under the registration statement were holders of the Company’s Series A preferred stock, which stock was convertible into the shares of the Company’s common stock registered by the registration statement.
     On November 15, 2006, pursuant to an Agreement and Plan of Merger, dated as of August 7, 2006 (the “Merger Agreement”), by and among the Company, Vision Acquisition Corp. (“Merger Sub”) and Rent-A-Center, Inc. (“Rent-A-Center”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the merger and becoming an indirect wholly-owned subsidiary of Rent-A-Center.
     In connection with the merger, the Company redeemed all of the issued and outstanding shares of its Series A preferred stock prior to their conversion into any of the shares of the Company’s common stock, the resale of which was registered by the registration statement. The Company files this post-effective amendment to remove from registration the 3,275,000 shares that were registered by the registration statement, all of which remained unsold as of the consummation of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on the 14th day of December, 2006.

RENT-WAY, INC.
By:	/s/ Mark E. Speese
Mark E. Speese
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Mark E. Speese Mark E. Speese	President, Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2006

/s/ Robert D. Davis Robert D. Davis	Treasurer (Principal Financial and Accounting Officer)	December 14, 2006

/s/ Mitchell E. Fadel Mitchell E. Fadel	Director	December 14, 2006